                                                                   Exhibit 12(b)

              PPL ELECTRIC UTILITIES CORPORATION AND SUBSIDIARIES

               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                             (Millions of Dollars)

                                                         12 Months
                                                           Ended                             12 Months Ended
                                                         March 31,                              December 31,
                                                      ---------------  -------------------------------------------------------
                                                           2000           1999          1998           1997          1996
                                                      ---------------  ------------ --------------  ------------  ------------
Fixed charges, as defined:
  Interest on long-term debt .......................            $217          $205           $188          $195          $207
  Interest on short-term debt
     and other interest ............................              14            12             14            17            11
  Amortization of debt discount, expense
    and premium - net...............................               4             3              2             2             2
  Interest on capital lease
    obligations
      Charged to expense ...........................              10             9              8             9            13
      Capitalized ..................................               1             1              2             2             2
  Estimated interest component of
    operating rentals ..............................              19            19             18            15             8
  Proportionate share of fixed charges
    of 50-percent-or-less-owned
    persons ........................................                             1              1             1             1
                                                      ---------------  ------------ --------------  ------------  ------------

          Total fixed charges ......................            $265          $250           $233          $241          $244
                                                      ===============  ============ ==============  ============  ============
Earnings, as defined:
  Net income  (a)..................................              466          $444           $409          $348          $357
  Less undistributed income of less
    than 50-percent-owned persons .................                              -             -              -             -
                                                      ---------------  ------------ --------------  ------------  ------------
                                                                 466           444            409           348           357

Add (Deduct):
  Income taxes .....................................             156           151            273           248           251
  Amortization of capitalized
    interest on capital leases .....................               2             2              2             2             4
  Total fixed charges as above
    (excluding capitalized interest
    on capital lease obligations) ..................             264           249            231           239           243
                                                      ---------------  ------------ --------------  ------------  ------------

          Total earnings ...........................            $888          $846           $915          $837          $855
                                                      ===============  ============ ==============  ============  ===========

Ratio of earnings to fixed
  charges (b) ......................................            3.35          3.38           3.93          3.47          3.50
                                                      ===============  ============ ==============  ============  ============

(a) 2000, 1999 and 1998 net income excluding extraordinary items.
(b) Based on earnings excluding one-time adjustments, the ratio of earnings to fixed charges are : March 2000, 3.10; 1999, 3.09; and 1998, 3.52

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